UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2010

INCONTACT, INC.

(Exact name of registrant as specified in its charter)

1-33762
(Commission File No.)

Delaware	87-0528557
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

7730 S. Union Park Ave., Suite 500, Midvale, Utah 84047

(Address of principal executive offices)

(801) 320-3200

(Registrant’s telephone number)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Section (c)

On March 10, 2010 the Board of Directors appointed Jeff Ulrich, to the position of Controller, effective March 15, 2010. The duties of Controller at the Company are equivalent to that of “Principal Accounting Officer”.

Mr. Ulrich, age 45, served as Controller of Teleperformance, Inc., an outsourced call center company, from July 2009 to February 2010. From 2001 through July 2009 Mr. Ulrich held finance and accounting positions at AchieveGlobal, Inc., including the titles Director of Finance and Accounting, and Controller. Mr. Ulrich holds a B.S. in Accounting from the University of Utah and an MBA from Utah State University. He is a Certified Public Accountant.

The principal terms of employment for Mr. Ulrich provide for:

•	Base salary of $120,000 per year;

•	Participation in the 2010 Bonus Plan for three quarters in 2010, beginning April 1, 2010;

•	Stock option issued March 8, 2010, under inContact’s 2008 Equity Incentive Plan for the purchase of 20,000 common shares at an exercise price of $3.33 per share, vesting in three equal annual installments with the first installment vesting March 8, 2011, and exercisable over a term of five years from March 8, 2010; and,

•	Participation in benefit and other plans available to inContact employees.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INCONTACT, INC.

Date: March 15, 2010	By:	/s/ Gregory S. Ayers
Gregory S. Ayers, Chief Financial Officer